Exhibit 8.1

Significant Subsidiaries and Investees

The following table sets forth our significant subsidiaries and investees accounted for using the equity method at December 31, 2006:

Name of Company	Jurisdiction of establishment	Percentage of ownership and voting interest		Description
Subsidiaries
Controladora de Servicios de Telecomunicaciones, S.A. de C.V.	Mexico	100.0%		Intermediate holding company

Alquiladora de Casas, S.A. de C.V.	Mexico	100.0%		Real estate company owning our facilities

Anuncios en Directorios, S.A. de C.V.	Mexico	100.0%		Producer of yellow pages directories

Compañía de Teléfonos y Bienes Raíces, S.A. de C.V.	Mexico	100.0%		Real estate company owning our facilities

Consorcio Red Uno, S.A. de C.V.	Mexico	100.0%		Supplier of telecommunications network integration services and information systems

Teléfonos del Noroeste, S.A. de C.V.	Mexico	100.0%		Fixed-line public network concessionaire for the state of Baja California Norte and the San Luis Rio Colorado region of the state of Sonora

Uninet, S.A. de C.V.	Mexico	100.0%		Provider of corporate networks and Internet access services to Telmex and corporate customers

Embratel Participações S.A.	Brazil	97.0%	(1)	Intermediate holding company of subsidiary that provides domestic and international long distance, local and data services in Brazil

Empresa Brasileira de Telecomunicações S.A. – EMBRATEL	Brazil	96.0%		Provider of domestic and international long distance, local and data services in Brazil

Star One S.A.	Brazil	76.8%		Provider of satellite services in Brazil

PrimeSys Soluções Empresariais S.A.	Brazil	96.0%		Provider of high level value-added services, such as net integration and outsourcing

Telmex do Brasil, Ltda.	Brazil	97.0%		Provider of telecommunications services to corporate customers in Brazil

Telmex Chile Holding, S.A.	Chile	100.0%		Holding company for assets acquired from AT&T Latin America Corp. in Chile

Telmex Corp. S.A. (formerly Chilesat Corp S.A.)	Chile	99.7%		Intermediate holding company whose subsidiaries provide long distance, Internet access and data network services in Chile

Techtel-LMDS Comunicaciones Interactivas, S.A.	Argentina	100.0%		Provider of wireless voice, data and video transfer services and local and long distance fixed-line voice services in Argentina

Name of Company	Jurisdiction of establishment	Percentage of ownership and voting interest		Description
Telmex Argentina S.A.	Argentina	100.0%		Provider of telecommunications services to corporate customers in Argentina

Metrored Telecomunicaciones S.R.L.	Argentina	100.0%		Provider of data services in Argentina

Telmex Colombia S.A.	Colombia	100.0%		Provider of telecommunications services to corporate customers in Colombia

Superview Telecomunicaciones, S.A.	Colombia	99.2%		Cable television provider in Colombia

Telmex Perú S.A.	Peru	100.0%		Provider of telecommunications services to corporate customers in Peru

Sección Amarilla USA L.L.C.	Delaware	80.0%		Publisher of Spanish-language telephone directories with presence in 19 states in the United States

Telmex USA, L.L.C.	Delaware	100.0%		Authorized long distance service re-seller, telephone card sales, receipt of payments for lines in Mexico (installation expenses and monthly rental) and authorized by the FCC to provide facility-based long distance services in the United States
Affiliated companies
Net Serviços de Comunicação S.A.	Brazil	38.6%	(2)	Provider of cable television and local telephone services and bidirectional broadband Internet access services in Brazil

Grupo Telvista S.A. de C.V.	Mexico	45.0%		Provider of telemarketing services in the United States and Mexico

2Wire, Inc.	California	13.0%		Broadband network equipment and service provider for residential and small-business customers

(1)	At December 31, 2006, Telmex held 98.0% of the voting shares of Embratel Participações S.A., or Embratel.
(2)	Corresponds to Telmex’s indirect interest in Net Serviços de Comunicação S.A., or Net, held through Embratel. The direct and indirect interest of Embratel in Net at December 31, 2006 was 39.9%.